EXHIBIT 10.2

AMENDMENT FOUR TO THE

1995 SHAREHOLDER VALUE PLAN OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

This Amendment Four to the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership (“Plan”) is hereby adopted this 30th day of October, 2002 by Duke Realty Services Limited Partnership (“Partnership”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

W I T N E S S E T H:

WHEREAS, the Partnership maintains the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors (“Board”) of Duke Realty Corporation (“Corporation”) and the Executive Compensation Committee of the Board (“Committee”) have reserved the right to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has determined to amend the Plan to eliminate the payment of any Plan benefits in stock and instead pay all Plan benefits in cash; and

WHEREAS, the Committee has approved and authorized this Amendment Four;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 5.1 of the Plan, the Plan is hereby amended with respect to all awards payable on or after October 30, 2002 in the following particulars:

By adding the following to the end of Section 1.5 of the Plan:

“Effective October 30, 2002, no shares of Company stock shall be issued under the Plan and the number of shares of Company common stock available for issuance under the Plan on or after that date shall be zero.

Effective October 30, 2002, the maximum value of the awards payable under the Plan that would have, absent this Amendment Four to the plan, been issued under the Plan in Company common shares shall be an amount equal to the maximum number of Company common shares that could have otherwise been issued under the Plan times the per share New York Stock Exchange closing price of such shares on the date such shares would have otherwise been issued.  The intent of this paragraph is to limit the value of the awards payable under the Plan after Amendment Four to the Plan to the value of the awards payable under the Plan before such Amendment.”

2.                                       By adding the following to the end of Section 4.2 of the Plan:

“Notwithstanding the foregoing, the distribution of a Participant’s benefit under Section 4.1 on or after October 30, 2002 will be made entirely in cash.  No shares of Company stock will be issued under this Plan on or after that date.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Services Limited Partnership, by a duly authorized officer of the Corporation (the Partnership’s general partner), has executed this Amendment Four to the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership this 30th day of October, 2002.